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                                                                   EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the issuance of 20,000 shares of Common Stock, $1.00 par value per share, by IMC Global Inc., a Delaware corporation (the "Company"), under the Salary Reduction Plan of Hourly Employees of IMC-Agrico, Inc. Represented by Local #826 International Chemical Workers Union, of our report dated January 21, 1997 incorporated by reference in Freeport-McMoRan Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 and to all references to our Firm included in this Registration Statement.




                                   /s/ ARTHUR ANDERSEN LLP
New Orleans, Louisiana             ---------------------------
December 30, 1998                  Arthur Andersen LLP